UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Agenus Inc.

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These materials are important and require your immediate attention. They require the stockholders Agenus Inc. to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisor. If you have any questions, you may contact Investor Relations at Agenus Inc., 3 Forbes Road, Lexington, Massachusetts 02421, or telephone or e-mail Investor Relations at 781-674-4400 or investor@agenusbio.com.

SUPPLEMENT DATED MAY 13, 2026 TO

PROXY STATEMENT DATED APRIL 30, 2026

This document is a supplement dated May 13, 2026 (the “Supplement”) to the proxy statement dated April 30, 2026 and first mailed to stockholders of Agenus Inc. (the “Company” or “Agenus”) on or about April 30, 2026 (the “Proxy Statement”) in connection with an annual and special meeting (as the same may be adjourned or postponed, the “Special Meeting”) of common stockholders of the Company to be held on June 16, 2026.

INTRODUCTION AND EXPLANATORY NOTE

The sole purpose of this Supplement is to supplement the Proxy Statement with corrective information concerning Proposal 4 contained in the Proxy Statement and the number of options which are eligible to be exchanged as set forth therein. The Proxy Statement inadvertently indicates that there are 8,697,165 options outstanding which are eligible to be exchanged; however, there are in fact 2,103,891 options outstanding which are eligible to be exchanged. Accordingly, this Supplement (i) amends certain information on page 45 of the Proxy Statement under the heading “Dilution, Burn Rate, and Overhang” and (ii) amends and restates in its entirety the disclosure set forth beginning on page 50 of the Proxy Statement under the heading “PROPOSAL 4 – TO APPROVE THE ONE-TIME OPTION EXCHANGE (WITH NON-EMPLOYEE DIRECTOR AND EXECUTIVE PREMIUM STRIKE),” in each case as set forth herein.

Except as described in this Supplement, the information provided in the Proxy Statement relating to Proposal 4 and the other proposals set forth therein continues to apply, and the information provided in the Proxy Statement is not amended, supplemented, or otherwise modified. This Supplement and the documents referred to in this Supplement should be read in conjunction with the Proxy Statement, the annexes and exhibits to the Proxy Statement, and the documents referred to in the Proxy Statement, each of which should be read in its entirety. To the extent that information in this Supplement differs from, updates, or conflicts with information contained in the Proxy Statement, the information in this Supplement supersedes the information in the Proxy Statement.

Proxies already received will continue to be voted as instructed unless otherwise revoked or changed by a subsequent proxy in the manner described on page 6 of the Proxy Statement under the heading “VOTING PROCEDURES—How can I change my vote?” If you have already submitted a proxy to vote your shares and you do not wish to change your vote, you do not need to resubmit a new proxy.

Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Proxy Statement.

CORRECTION TO THE PROXY STATEMENT

Dilution, Burn Rate, and Overhang

The disclosure on page 45 of the Proxy Statement under the heading “Dilution, Burn Rate, and Overhang” is amended as follows.

Each reference to the number “8,697,165” is hereby deleted and replaced with the number “2,103,891.”

PROPOSAL 4 – TO APPROVE THE ONE-TIME OPTION EXCHANGE (WITH NON-EMPLOYEE DIRECTOR AND EXECUTIVE PREMIUM STRIKE)

The following disclosure amends and restates the disclosure set forth beginning on page 50 of the Proxy Statement under the heading “PROPOSAL 4 – TO APPROVE THE ONE-TIME OPTION EXCHANGE (WITH NON-EMPLOYEE DIRECTOR AND EXECUTIVE PREMIUM STRIKE).”

Summary

We seek stockholder approval for a one-time exchange of Eligible Options (as defined below) held by employees, consultants, and non-employee directors, under our 2019 EIP, our Amended and Restated 2009 Equity Incentive Plan, and our 2015 Inducement Equity Plan, for new stock options covering the same number of shares — with replacement options held by our non-employee directors and executive officers priced at a 50% premium to fair market value on the Exchange Date. The Board recommends that stockholders approve Proposal 4.

Principal Considerations

2024–2025 operational execution.	Over the past two years, our team has advanced BOT+BAL to a registrational Phase 3 trial (BATTMAN), the program demonstrated 42% two-year overall survival data in refractory MSS mCRC and 39% two-year overall survival data across 400+ patients spanning more than nine tumor types, secured the first government-reimbursed access for BOT+BAL in France (now expanded to ovarian and sarcoma), launched paid named-patient programs in other countries, recognized initial revenues that serve as an independent validator of physician and patient — closed a $91.0 million strategic collaboration with Zydus, and substantially reduced annual operational net burn from over $200 million in recent years to an expected approximately $50 million, as reflected in the Company’s public disclosures.

Stock price performance.	Our stock price in 2025 did not reflect the quality of our data, the discipline of our execution, or the progress the Company made. Two factors contributed to that disconnect. (i) the FDA’s prior recommendation against pursuing an accelerated approval path for BOT+BAL in MSS mCRC, which required us to invest in and initiate a large Phase 3 trial before pursuing a broader, faster filing strategy, and (ii) a broader biotech market conditions remained challenging in which many clinical-stage companies traded well below intrinsic program value. We elected to conserve cash rather than dilute stockholders at depressed valuations. As a result, substantially all of our outstanding options are deeply underwater.

Evolving regulatory environment and planned 2026 filings.	In 2025 the agency introduced the National Priority Voucher program, the plausible mechanism pathway for individualized therapies, and additional initiatives designed to expedite access to medicines for high unmet need. We intend to pursue accelerated approval for BOT+BAL in the United States and currently expect to commence the related regulatory filings during 2026, supported by maturing long-term follow-up data that reinforces the durability of responses and by response criteria that are a recognized endpoint for accelerated approval in oncology. In parallel, we are evaluating a conditional marketing authorization pathway with the European Medicines Agency. There can be no assurance that any such filing will be accepted or that any accelerated, conditional, or other approval will be granted on the timelines we currently anticipate, or at all.

Design of Proposal 4: executive premium strike.	Replacement options held by our non-employee directors and executive officers will be struck at 150% of fair market value on the Exchange Date — meaning directors and executives will realize no value from their replacement options unless the fair market value of our common stock first appreciates by approximately 50% from the Exchange Date price. All other participants, including our broader team and consultants will receive replacement options struck at fair market value, the standard market practice for an option exchange. The total number of options outstanding does not increase. This structure, taken together with the election by Dr. Armen, our Chief Commercial Officer, and certain other executives to receive both their base and annual bonus compensation entirely in the form of Agenus common stock and stock options, with no cash component, — ties the realized economic outcomes of our executives under Proposal 4 directly to stock price performance that benefits all stockholders.

Timing and the period ahead.	The Company is entering a period that includes BATTMAN Phase 3 execution, planned FDA accelerated approval filings and ongoing evaluation of an EMA conditional approval pathway during 2026, continued advancement and expansion of the France AAC, and continuation of paid named-patient programs. Retaining and motivating employees, consultants, and non-employee directors during this period is a principal objective of the Option Exchange.

How the Exchange Will Work

Eligible Holders

All employees (including executive officers), consultants, and non-employee directors of Agenus who hold Eligible Options on the Exchange Date will automatically participate in the Option Exchange, with no action required on their part. A participant must remain in continuous service with us through the Exchange Date to receive replacement options. Any individual whose service terminates before the Exchange Date — whether by voluntary resignation, retirement, involuntary termination, layoff, death, or disability — retains their Eligible Options under their existing terms and will not be eligible to receive replacement options.

Eligible Options

An “Eligible Option” is any outstanding stock option that (i) was granted on or before September 30, 2024; (ii) was granted under our 2019 EIP, our 2009 Plan, or the 2015 Inducement Equity Plan; (iii) has an exercise price of $2.50 or greater and greater than the closing price of our common stock on the Exchange Date; and (iv) vests based on continued service. As of April 27, 2026, Eligible Holders held outstanding options to purchase 2,103,891 shares of common stock, with a weighted-average exercise price of $46.27, of which 100.0% had exercise prices exceeding the closing price of our common stock on that date. The final composition of Eligible Options will be determined as of the Exchange Date. The weighted-average remaining life of the Eligible Options is 5.75 years.

One-for-One Share Exchange

The Option Exchange is a one-for-one exchange on a share-by-share basis. Each Eligible Option will be canceled and replaced with a new option covering the same number of shares, with a new exercise price determined under the tiered pricing structure described below and a new ten-year term. The aggregate number of outstanding options will not increase as a result of the Option Exchange.

Tiered Pricing Structure — the Non-employee Director and Executive Premium

The exercise price of each replacement option will be determined by the tier to which the holder belongs, as follows:

Tier	Replacement Option Strike	Rationale
Tier 1 — Non-employee Directors and Executive Officers	150% of the closing price of a share of our common stock on the Exchange Date	Directors and Executives realize no value from their replacement options unless the fair market value of the Company’s common stock first appreciates by approximately 50% from the Exchange Date price, tying executive outcomes under the Option Exchange directly to stock price performance that benefits all stockholders.

Tier 2 — All Other Eligible Holders (employees and consultants)	100% of the closing price of a share of our common stock on the Exchange Date (i.e., fair market value)	Standard market practice for a one-time option exchange. Re-establishes retention and motivation value for the broad-based team that has operationally delivered on BOT/BAL and is now needed to execute BATTMAN and expand global access.

Vesting and Term

Replacement options granted in exchange for currently vested and exercisable options will be vested and exercisable on the grant date. Replacement options granted in exchange for unvested time-based options will vest on the same remaining schedule as the Eligible Options they replace, subject to continued service. All replacement options — Tier 1 and Tier 2 — will have a ten-year term from the Exchange Date.

Exchange Ratio; Aggregate Share Count Unchanged

The Option Exchange is a one-for-one exchange on a share-by-share basis. The aggregate number of shares subject to outstanding options will not increase. The Option Exchange does not increase the aggregate number of shares that may be granted under the 2019 EIP, the 2009 Plan, or the 2015 Inducement Equity Plan. The share pool increase in Proposal 3, if approved, is entirely separate from and independent of the Option Exchange.

Process

We anticipate that the Option Exchange will occur on the date this Proposal 4 is approved by stockholders (the “Exchange Date”). Subject to applicable requirements, we intend to provide Eligible Holders with a communication explaining the structure of the Exchange and their rights and obligations. Because the Exchange is a one-for-one, automatic exchange and not a voluntary tender offer, individual elections are not required.

Why the Compensation Committee Selected This Structure

The Compensation Committee evaluated several alternatives for responding to the current underwater option position, including: (i) issuing new equity awards in addition to the existing underwater options (increasing dilution); (ii) exchanging underwater options for full-value awards such as restricted stock units (changing the nature of the incentive and typically requiring a significant discount exchange ratio); and (iii) increasing cash compensation. The Committee concluded that a one-for-one option exchange, with a 50% strike premium for non-employee directors and executive officers, was the structure most consistent with the interests of stockholders because it requires no incremental cash outlay, restores retention and motivation value across the broader team, and — through the 50% non-employee director and executive premium — requires approximately 50% stock price appreciation from the Exchange Date before non-employee directors and executives realize economic value from their replacement options.

Expected Participation

Eligible Options

As of April 27, 2026, Eligible Holders held outstanding options to purchase 2,103,891 shares of common stock with a weighted average exercise price of $46.27 per share, of which 100.0% were underwater, meaning the exercise price of the option exceeded $4.09 (the closing price of a share of our common stock on April 27, 2026). Of the stock options held by Eligible Holders, all of such outstanding options had an exercise price equal to or greater than $2.50 per share and otherwise met the criteria to be considered Eligible Options for purposes of the Option Exchange (assuming that the exercise prices are greater than the closing price of our common stock on the date of the Option Exchange). The weighted average remaining life of the Eligible Options is 5.75.

The following chart illustrates the breakdown of Eligible Options by their exercise price, as of April 27, 2026.

The following chart illustrates the breakdown of Eligible Options by the year in which they were granted, as of April 27, 2026.

The following table sets forth the number of Eligible Options expected to be held by our NEOs, other executive officers as a group, non-employee directors, employees, and consultants as of April 27, 2026. Exact numbers will be determined as of the Exchange Date. Dr. Armen and Dr. O’Day, as executive officers, will be subject to the Tier 1 premium strike.

	Eligible Stock Options
Name	Unvested Eligible Options	Vested Eligible Options	Total
Garo H. Armen (Tier 1)	27,135	811,242	838,377
Steven O’Day (Tier 1)	2,515	77,892	80,407
Other executive officers as a group (Tier 1)	53,120	439,169	492,289
Non-executive directors as a group (Tier 1)	5,387	131,804	137,191
Other employees as a group (Tier 2)	48,602	309,119	357,721
Other consultants as a group (Tier 2)	6,589	191,317	197,906

TOTAL	143,348	1,960,543	2,103,891

No employee holds greater than 5% of the 2,103,891 total Eligible Options.

Accounting Impact

The incremental compensation cost associated with the Option Exchange will be measured as the excess, if any, of the fair value of each award of new stock option granted to participants in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. This incremental compensation cost will be recognized ratably over the vesting period of the new stock options, if any.

Material U.S. Federal Income Tax Consequences of the Option Exchange

The cancellation and grant of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the grant date. Neither the Company, nor participants in the Option Exchange, should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. To the extent permissible and available for grant under our 2019 EIP, new stock options granted under the Option Exchange will be incentive stock options for U.S. federal income tax purposes to the maximum extent permitted under the Internal Revenue Code. Tax effects may vary in other countries; a more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.

Financial Statements

Our consolidated financial statements and other information required by Item 13(a) of Schedule 14A under the Exchange Act are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 16, 2026.

Interests of Certain Persons

Our executive officers and non-employee directors are eligible to participate in the Option Exchange to the extent they hold Eligible Options and continue in service through the Exchange Date, and therefore may be considered to have an interest in the approval of this Proposal 4. Notwithstanding this interest, the Board has concluded — and the Compensation Committee has recommended — that the Option Exchange is in the best interests of stockholders because: (i) the Tier 1 non-employee director and executive premium strike ensures that non-employee directors and executives benefit only after stockholders first benefit from at least approximately 50% appreciation; (ii) the exchange is one-for-one, preserving the aggregate option count; and (iii) the Option Exchange will restore retention and motivation value across the entire team that is now executing our core strategic plan.

Vote Required

To approve Proposal 4, a majority of the votes cast by stockholders present in person or by proxy and voting on the matter must vote FOR Proposal 4. If your shares are held by your broker, bank, or nominee in “street name,” and you do not vote your shares, your broker, bank, or nominee has authority to vote your unvoted shares on Proposal 4. If the broker, bank, or nominee does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered to be voting on the matter. Abstentions and “broker non-votes” will not be counted as votes cast or shares voting on Proposal 4, and will have no effect on the vote.

The Board of Directors recommends a vote FOR Proposal 4.